Exhibit 99.1

For Immediate Release
PRESS RELEASE	Contact: Jim Gallagher
Tel: (281) 529-7650
052406.05

Global Industries Elects Cindy B. Taylor to Board of Directors
HOUSTON, TEXAS (May 24, 2006) — Global Industries, Ltd. (NASDAQ: GLBL) announced today that Cindy B. Taylor has been elected to the Board of Directors of the Company. Mrs. Taylor was elected to the Board on May 23. Mrs. Taylor is expected to be appointed to the Finance and Audit Committees at the Company’s next regularly scheduled Board meeting.
Mrs. Taylor is currently the president and chief operating officer of the oilfield services company Oil States International Inc. Mrs. Taylor most recently served as Senior Vice President and CFO of Oil States. She joined Oil States in May 2000, shortly before the company went public in February 2001. Mrs. Taylor previously held executive positions with a public drilling company and various management positions in public accounting.
Mrs. Taylor is a 1984 graduate of Texas A&M University with a BBA in accounting and is a certified public accountant in the state of Texas.
Global Industries provides pipeline construction, platform installation and removal, and diving services to the oil and gas industry in the deepwater and shallow-water areas of the Gulf of Mexico, West Africa, Asia Pacific, Middle East/India, South America, and Mexico’s Bay of Campeche. The company’s shares are traded on the NASDAQ National Market System under the symbol “GLBL.”
This press release contains forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties and assumptions which are described in the Company’s Annual Report on Form 10-K. Among the factors that could cause actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.
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For additional news releases on Global Industries, Ltd., please visit Global’s web site at www.globalind.com.